Exhibit 99.1
Tri City Bankshares Corporation
Quarterly Brochure Financial Data

INCOME STATEMENT (unaudited)

	Six Months Ended		Three Months Ended
	06/30/10	06/30/09	06/30/10	06/30/09
Interest Income	$32,637,959	$20,150,158	$16,087,544	$10,106,345
Interest Expense	2,925,045	3,495,871	1,372,231	1,691,583
Net Interest Income	29,712,914	16,654,287	14,715,313	8,414,762
Other Income	8,922,675	7,320,159	4,141,249	4,030,476
Less: Provision for loan losses	2,730,000	718,000	950,000	530,000
Other Operating Expenses	21,702,208	15,453,422	11,251,303	7,937,879
Income Before Income Taxes	14,203,381	7,803,024	6,655,259	3,977,359
Provision for Income Taxes	5,328,500	2,734,000	2,477,000	1,400,500
Net Income	$8,874,881	$5,069,024	$4,178,259	$2,576,859
Net Income Per Common Share	$1.00	$0.57	$0.47	$0.29

BALANCE SHEET (unaudited) June 30, 2010 and 2009

Assets	2010	2009	Liabilities & Equity	2010	2009
Cash and Due from Banks	$26,616,097	$22,843,896	Non Interest Bearing	$155,669,984	$126,154,924
Investment Securities	169,485,927	105,809,940	Interest Bearing	789,447,395	536,397,940
Federal Funds Sold	64,462,829	15,938,586	Total Deposits	945,117,379	662,552,864
Total Loans	775,463,937	594,212,727	Short Term Debt	558,569	1,049,717
Allowance for Loan Losses	(8,276,228)	(5,995,499)	Other Liabilities	8,876,294	2,635,125
Net Loans	767,187,709	588,217,228	Total Liabilities	954,552,242	666,237,706
Bank Premises & Equipment	19,487,353	20,631,299	Common Stock	8,904,915	8,904,915
Other Real Estate Owned	3,903,965	2,806,098	Additional Paid-In Capital	26,543,470	26,543,470
Cash surrender value of life insurance	11,787,179	11,298,804	Retained Earnings	86,808,317	73,748,145
Other Assets	13,877,885	7,888,385	Total Stockholders' Equity	122,256,702	109,196,530
Total Assets	$1,076,808,944	$775,434,236		$1,076,808,944	$775,434,236

Management Comments

The Corporation posted net income of $8.9 million for the first six months of 2010, an increase of $3.8 million or 75.1% compared to the first six months of 2009.  Earnings per share increased to $1.00 for the six months ended June 30, 2010 compared to $0.57 for the same period in 2009.

The 2010 results are impacted by the acquisition of certain assets and liabilities of a failed bank in Racine, WI from the FDIC on October 23, 2009.  As a result of the acquisition, the Corporation had purchase accounting related income of $7.4 million.  Loan discount taken to income accounted for $6.8 million of the $7.4 million total.  This income was partially offset by an increase to the provision for loan losses of $2.0 million, primarily due to the acquired loans.

 Operating earnings during the first six months of 2010 compared to 2009 continue to be positively affected by enhanced core income from the acquisition, partially offset by less mortgage refinancing activity and higher regulatory expenses.

Total assets were $1.1 billion for the quarter ended June 30, 2010 compared to $775 million for the quarter ended June 30, 2009, an increase of $301 million or 38.9%.  Total assets increased due to the acquisition as well as significant core deposit growth.

Dividend Announcement

The Board of Directors declared a dividend of $0.30 per share payable on October 14th, 2010 to shareholders as of the record date of October 4th, 2010.